Exhibit 10.3

STOCK OPTION AMENDMENT AGREEMENT

THIS STOCK OPTION AMENDMENT AGREEMENT (“Agreement”) is made by and between Novell, Inc. (the “Company”) and Dana C. Russell (the “Employee”) on this 10th day of January, 2008 (the “Effective Date”).

WHEREAS, the Company previously granted the Employee the options identified on Schedule I (the “Options”) to purchase shares of the Company’s common stock (“Company Stock”) under one or more of the Company’s employee stock incentive plans (individually, a “Plan”).

WHEREAS, the Company and Employee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing such Options.

WHEREAS, the Company has determined, on the basis of the findings of the Audit Committee of the Board of Directors in connection with its investigation into the Company’s historical option grant practices, that the Options were incorrectly priced in that the exercise price of each such Option is based on the fair market value of the Company’s common stock on a date earlier than the date that has now been determined to be the actual grant date of that Option for financial accounting purposes.

WHEREAS, the Employee will be subject to tax disadvantages under Section 409A of the Internal Revenue Code, as amended (the “Code”) and state tax law with respect to the Options, unless certain remedial actions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), are taken within the relief period provided under the regulations issued by the Internal Revenue Service.

WHEREAS, to avoid any potentially adverse tax consequences under Section 409A of the Code, and any comparable provisions of applicable state tax law, the Company wishes to increase the exercise price per share of the 6,000 Options shown in column four of Section A of Schedule I (the “Repriced Options”) to the higher “New Exercise Price Per Share Following Amendment” set forth for those Options in column six of Section A of Schedule I, and the Employee has agreed to do so.

WHEREAS, in order to compensate Employee for the increased exercise price to be in effect for the Repriced Options, the Company is willing to pay Employee a special cash bonus in a gross dollar amount set forth as the “Total Special Bonus” in Section A of Schedule I (the “Special Bonus”).

WHEREAS, with respect to the Options shown in Section B of Schedule I, because, as of the Effective Date, the exercise price of such Options is greater than the fair market value of the underlying Company Stock, the parties desire to cancel such Options (the “Cancelled Options”) and issue new options (the “New Options”) to replace such Cancelled Options on substantially identical terms and conditions as the Cancelled Options.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Employee and the Company agree as follows:

1.        Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the 6,000 Repriced Options is hereby increased to the higher “New Exercise Price Per Share Following Amendment” set forth for the Repriced Options in column six of Section A of Schedule I. Except for the foregoing increase to the exercise price per share of the 6,000 Repriced Options, no other terms or provisions of the Option Agreements for the 32,000 Options set forth in Section A of Schedule I or the applicable Plans for such Options have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

2.         Special Bonus. Company shall pay the Special Bonus to Employee on the Company’s first regularly-scheduled payroll date after January 1, 2009, which will not be later than January 31, 2009. The Special Bonus shall be subject to the Company’s collection of all applicable federal, state and local income taxes and payroll withholdings, and Employee shall be paid only the net amount of such Special Bonus remaining after such taxes and withholdings have been collected by the Company. Employee need not remain in the Company’s employ to receive the Special Bonus.

3.         Cancellation and Regrant of Options.

  (a)    The Cancelled Options shall be deemed rescinded, cancelled and disposed of to the Company as of the Effective Date. Employee hereby agrees that he has no further right, title or interest in or to the Cancelled Options and that he no longer has any right or entitlement to purchase any shares of Company Stock or other capital stock of the Company under the Cancelled Options. Employee releases the Company, its officers and directors of all liability in connection with such Cancelled Options.

  (b)    As of the Effective Date, Employee shall receive New Options in cancellation and replacement of the Cancelled Options. It is the intent of the parties that, with the exception of the grant date, the New Options shall have exactly the same terms and conditions as the Cancelled Options, including, without limitation, the exercise price payable per share of Company Stock, the number of underlying shares of Company Stock, the vesting provisions, and the expiration date. The New Options shall be granted under the same Plan under which the Cancelled Options were granted and shall be subject to terms set forth in the Option Agreement for the New Options. The cancellation and regrant is effected solely to evidence the cancellation and regrant procedure required under Code Section 409A for any option (or portion thereof) which was not vested as of December 31, 2004 and which may be deemed to have been granted with an exercise price below the fair market value of the option shares on the grant date.

4.         Indemnity. In the event that the Repriced Options and/or the New Options are deemed to constitute a deferred compensation arrangement subject to Section 409A of the Code, the Company agrees that it will defend Employee and, upon final adjudication and assessment of any income taxes imposed on

Employee by virtue of Section 409A and subject to the terms of this Agreement, indemnify and hold Employee harmless from and against any portion of such taxes which arise and are imposed pursuant to Section 409A(a)(1)(B) and any penalties and/or interest assessed against Employee based on the failure to pay and discharge any such taxes (whether assessed under Section 409A(a)(1)(B) or otherwise) in a timely manner. In addition, to the extent that such indemnification gives rise to taxable income to the Employee, the Company shall provide a “gross-up” of the reimbursement payment made sufficient to offset Employee’s federal income tax liability in respect of the reimbursement and the gross-up payment. The obligation of the Company to defend and indemnify in accordance with the foregoing is conditioned upon (i) Employee giving prompt written notice to the Company of any audit, notice or examination of Employee’s federal tax returns raising the application of Section 409A to the Repriced Options and/or the New Options and (ii) Employee permitting the Company, at the Company’s expense, to engage counsel to contest the application of Section 409A and control that aspect of any resulting audit or proceedings to resolve the issue. In accepting the indemnification provided hereby, Employee understands and agrees that the Company is not agreeing to or obligated to provide indemnification in respect of income or withholding taxes arising from the actual exercise or any imputed exercise of the Options themselves (including, without limitation, any federal income tax arising under Section 409A(a)(1)(A)).

5.        Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the applicable Plans, represents the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all previous contracts, arrangements or understandings, whether oral or in writing, between the parties with respect to the matters addressed herein. This Agreement may be amended at any time only by means of a writing signed by Employee and an authorized officer of the Company.

6.         Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts without reference to its conflicts of law principles.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company by a duly-authorized officer and Employee has hereunto set his or her hand as of the date first written above.

NOVELL, INC.		EMPLOYEE

/s/ Alan J. Friedman		/s/ Dana C. Russell
By:	Alan J. Friedman	Dana C. Russell
Title:	Senior Vice President

SCHEDULE I

Section A: Repriced Option

Original Grant Date	Total Number of Outstanding Option Shares	Number of Outstanding Option Shares Not Subject to Amended Exercise Price	Number of Outstanding Option Shares Subject to Amended Exercise Price	Exercise Price Per Share Prior to Amendment	New Exercise Price Per Share Following Amendment	Special Bonus Payable on the first regularly scheduled payroll date following January 1, 2009
9/10/2001	32,000	26,000	6,000	$3.92	$3.94	$120.00

Total Special Bonus: $120.00

Section B: Cancelled Option/New Grants

Prior Option	Original Grant Date	Revised Grant Date	Current Exercise Price	Total Number of Option Shares to be Canceled and Regranted	New Exercise Price
13,000	1/07/2004	1/10/2008	$10.68	13,000	$10.68